EXHIBIT 3.4

Amendment to Amended and Restated Operating Agreement of 1847 Holdings LLC

Dated as of July 2, 2014

This Amendment to the Amended and Restated Operating Agreement of 1847 Holdings LLC, dated as of April 15, 2013, shall be effective as of July 2, 2014, and is entered into by 1847 Partners LLC, as the Allocation Member and Manager (as defined therein), Ellery W. Roberts as holder of a majority of the outstanding Common Shares, and the other Persons who are or become members pursuant to the terms thereof. The Members hereby agree to the amendment of the Amended and Restated Operating Agreement of 1847 Holdings LLC, dated as of April 15, 2013 (the “Amended and Restated Agreement”), as provided herein. Capitalized terms used in this Agreement without definition shall have the respective meanings specified in Article II of the Amended and Restated Operating Agreement.

Section 3.2(a) of the Amended and Restated Agreement is amended hereby in its entirety as follows:

“(a) Common Shares. The Company and the Board of Directors, by resolution on behalf of the Company, are authorized to issue up to five hundred million (500,000,000) Common Shares in one or more series. The aggregate number of Common Shares that are authorized may be increased from time to time by an amendment to this Agreement upon the adoption by the affirmative vote of at least a majority of the Entire Board of Directors declaring such amendment to be advisable and the approval of such amendment by the affirmative vote of the holders of a majority of the Common Shares then Outstanding present in person or represented by proxy at a meeting of the Members. Each Member holding a Common Share shall have all the rights, privileges and obligations set forth herein pertaining to holders of Common Shares, and shall have one vote per Common Share in accordance with the terms of this Agreement. The Common Shares shall be certificated in the form of a Common Share Certificate or represented by electronic book-entry.”

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year set forth above.

1847 PARTNERS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Manager

ELLERY W. ROBERTS

/s/ Ellery W. Roberts